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                                               *Confidential Treatment Requested

                                                                   EXHIBIT 10.14

                                     [Logo]

                           MEMORANDUM OF UNDERSTANDING


Genome Research Limited
a company registered in England (Registered No. 2742969)
and a Registered Charity (1021457)
Wellcome Trust Genome Campus, Hinxton
Cambridge CB10 1SA, UK
Attn:  David Bentley, Ph.D.

VIA FACSIMILE

September 17, 1999

        RE:  CHROMOSOME 22 LINKAGE DISEQUILIBRIUM STUDY (TWT-GRL COLLABORATION)

Dear Dr. Bentley:

        This Memorandum of Understanding (the "MOU") confirms the mutual understanding of Third Wave Technologies, Inc. ("TWT") and Genome Research Limited ("GRL") with respect to their collaboration on the linkage disequilibrium (LD) study at the Sanger Centre for human chromosome 22 involving approximately 350 samples (the "Study") as set forth below:

1. SNP Invader Assay Development. Subject to the terms and conditions set forth in this MOU, promptly after acceptance of this MOU by GRL, TWT will use diligent efforts to develop and supply Invader(TM) Assays for up to 2,000 single nucleotide polymorphisms (SNPs) designated by GRL as set forth on Exhibit A (each, a "SNP Invader Assay") in accordance with the schedule set forth on Exhibit A. It is understood that TWT's performance under this Paragraph 1 is subject to GRL providing the Sequence Information (as described in Paragraph 3 and Exhibit A) for such SNP Invader Assays. It is further understood that the development and supply will include the following tasks: (i) probe set design, (ii) probe set synthesis, (iii) signal probe purification and (iv) probe set quality control and packaging, all as set forth in more detail on Exhibit A.

2. GRL Assistance. Notwithstanding the provisions of Paragraph 1 above, GRL will perform probe set design (task (i)) for the Primary Invader Probe and Primary Signal Probe (as defined in Exhibit A) using TWT's proprietary probe design software for those SNP Invader Assays necessary to develop to meet required LD map density and which the Sequence Information fails to meet the Pre-Screen Criteria (as defined in Paragraph 3). GRL will provide TWT with the results of such probe set design through the software. GRL will have access to such software by means of controlled access to a site specified by TWT on the world wide web maintained by or at the direction of TWT. Such access will be provided to GRL personnel in accordance with procedures established by TWT from time to time, which will include password-protected access by GRL personnel. In addition, GRL will otherwise assist TWT with the development and supply of SNP Invader Assays for the Study as may be mutually agreed, including without limitation with respect to enhancement of the probe design software and manufacturing automation.


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3.  Sequence Information/DNA. GRL will provide TWT with approximately 2,500 candidate SNP sequences in an electronic format designated by TWT, which sequences will have been screened in accordance with reasonable criteria provided by TWT (the "Pre-Screen Criteria") and BLAST-searched to eliminate sequences with homology elsewhere in the genome (the "Sequence Information"). GRL will designate approximately 200 of such SNP sequences as "priority", and TWT will initially focus on these priority sequences in the assay development program. Together with the SNP sequence information, GRL will provide TWT with at least 1(mu)g of bacterial artificial chromosome
    (BAC) DNA (90% purity) for each of the SNP sequences as quality control standards to be used by TWT in the assay development program hereunder. It being understood that GRL will retain sufficient quantities of such BAC DNA for its use as quality control standards, as additional quality control standards will not be supplied hereunder except as otherwise agreed. In addition, GRL will provide mutually agreed upon Study samples for use by TWT in quality control of the SNP Invader Assays.

4. SNP Invader Assay Supply. It is understood that for each SNP Invader Assay supplied pursuant to this MOU, TWT will provide GRL at least 350 typing determinations and the quality control data for such SNP Invader Assay. The SNP Invader Assays will be supplied FCA (Incoterms 1990) TWT's facilities.

5. SNP Invader Assay Use. GRL will have the right to use the SNP Invader Assays supplied hereunder solely for its own internal non-commercial research purposes.

6. Joint Study Committee. During the term of the Study, Lance Fors, Rocky Ganske and/or such other members of TWT senior management as TWT may designate will meet together with David Bentley and such other senior personnel as GRL may designate to discuss and review the progress of the Study and resolve any issues with respect to proceeding with and/or completing the Study. Such meetings will be held at GRL's facilities and will occur at least bi-monthly or such other location and frequency as the parties may agree.

7. Automation support. TWT will make available Walter Iszcyszyn, or such other of its personnel as mutually agreeable, to assist GRL in the design and use of automation necessary for the use the SNP Invader Assays in the Study.

8. On-site scientific support. TWT will make available on-site at GRL's facilities, throughout the term of the Study, one (1) TWT senior scientist to assist in GRL's performance of the Study. GRL will actively involve such TWT personnel in the day-to-day performance of the Study.

9. Data Access. GRL will make available the results and other data generated in the course of the use of the SNP Invader Assays in the Study, which data will be updated at least daily. The parties will agree on a common format for such results and data to allow TWT to download the same. TWT will have the non-exclusive right to use such data for SNP Invader Assay quality control and trouble shooting and for software analysis and internal technology development. Without limiting the foregoing, TWT agrees to maintain such data as confidential until such time as GRL makes such data public or it otherwise becomes available in the public domain other than by an action of TWT.

10. Payment. In consideration of TWT's performance of its obligations hereunder, including the development and supply of SNP Invader Assays, GRL will pay [****]

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    and U.S.$0.40 for SNP-specific Probe Set, each as described in Exhibit A).
    Which amounts will be payable thirty (30) days after receipt of invoice from TWT.

11. Termination. GRL will have the right to terminate this MOU on written notice to TWT, upon completion of its analysis of the first 50 SNP Invader Assays hereunder but in no later than 21 days after its receipt of the first of such 50 SNP Invader Assays hereunder. In addition, either party will have the right to terminate this MOU on written notice to the other party, in the event that the other party materially breaches its obligations under this MOU and fails to cure such breach within 30 days after receipt of written notice thereof. In either such event, the rights and obligations of the parties shall terminate, except with respect to SNP Invader Assays already delivered hereunder and the terms of Paragraph 12 will survive such termination.

12. Proprietary Rights. Subject to GRL's rights under Paragraph 5 above, TWT will own all right, title and interest in and to the SNP Invader Assays and all intellectual property right therein, including without limitation, compositions of matter and methods of use of the SNP Invader Assays, together with any improvements to the foregoing. GRL hereby assigns all such right, title and interest in and to the subject matter described in the previous sentence to TWT and agrees to take all such actions as is reasonably necessary to perfect such assignment. For avoidance of doubt, nothing in this Paragraph 12 shall be deemed as transferring to TWT any rights to the data arising out of the Study and GRL shall retain all right, title and interest therein. Accordingly, TWT's rights in such data shall be limited as set forth in Paragraph 9 above.

13. Publication/PR. TWT recognizes the value of disseminating research results and GRL will be free to publish the results of the Study, subject to its obligations under this Paragraph 12. GRL agrees to furnish TWT with a written copy of any proposed publication or disclosure as early as possible prior to submission for publication or disclosure for TWT's comment and review and so that TWT may have a reasonable opportunity to propose protection of proprietary rights in information, inventions, or products developed under the Study. GRL agrees to acknowledge TWT's support of and involvement in the Study hereunder in all such publications or disclosures. Further, if such material contains confidential information of TWT, GRL agrees to remove such confidential information from the proposed publication or disclosure. Additionally, the parties will have at least two (2) joint press releases, (i) the first of which will be within a reasonable period (but in no case more than 4 weeks) after GRL's public release of its Chromosome 22 SNPs and will describe generally the relationship of the parties hereunder and the Study and progress thereof and (ii) the other which will be coincident with the publication of the results of the Study and will announce such publication.

14. Phase II. Subject to both satisfactory completion of the Study and GRL securing specific funding, it is the intention of the parties that the parties will extend the Study to approximately an additional 1,750 samples at the same price per determination as set forth herein [****]
    Standard Invader Reagents per typing determination, and no charge for an additional 5.25ml of SNP-specific Probe Sets (1(mu)M Signal probe/2(mu)M Invader probe) for each SNP Invader Assay). Accordingly promptly after expiration of its right to terminate pursuant to Paragraph 11 above, GRL will use its reasonable efforts to secure financial support from the Wellcome Trust and/or other sources to extend the Study to an additional 1,750 samples for the 2,000 SNP Invader Assays developed hereunder. Likewise, TWT will use its reasonable efforts to secure commitments from outside vendors and other parties as necessary to allow TWT to supply up to an additional 1,750 typing determinations for the 2,000 SNP Invader Assays in the event of such extension.

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15. Other. Except as otherwise provided herein, each party hereto represents that it has the full right, power and authority to enter into this MOU. This MOU (together with the Exhibit hereto) sets forth the entire agreement between the parties with respect to the subject matter contained herein and supersedes any previous understandings, commitments or agreements, whether oral or written. This MOU may only be amended with a writing signed by authorized representatives of both parties hereto that specifically and expressly refers hereto. GRL may not assign or otherwise transfer its rights and obligations hereunder without the prior written approval of TWT.

        If the foregoing is acceptable and reflects your understanding of our arrangement, please indicate acceptance by executing this letter below and returning an executed copy to me.

                                            Very truly yours,

                                            THIRD WAVE TECHNOLOGIES, INC.

                                            /s/ LANCE FORS
                                            ------------------------------------
                                            Lance Fors, President & CEO


APPROVED AND ACCEPTED:

GENOME RESEARCH LIMITED



By: /s/ MARTIN BOBROW
   ----------------------------

Print Name: Martin Bobrow
           --------------------


Title: Director
      -------------------------


Date: 21/9/99
     --------------------------


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                                    EXHIBIT A

                            SNP INVADER ASSAYS (A-1)


DEVELOPMENT for each SNP Invader Assay (fluorescence resonance energy transfer
(FRET)-detection for genomic DNA) will include the following:

        1. GRL will provide the TWT with the appropriate BAC DNA containing the target sequence of interest as set forth on Exhibit A-2.

        2. Primary Invader Reaction:

           - TWT will design three (3) SNP-specific oligonucleotide probes for use in the Primary Invader Reaction (the "SNP-SPECIFIC PROBE SET"): (i) an "Invader" probe (a probe designed hybridize to the 3' portion of the target sequence, and form a region that overlaps the duplex formed by the appropriate Signal probe and target by at least a single nucleotide base); (ii) a "Signal" probe for the wild-type sequence and (iii) a "Signal" probe for the mutant sequence. Each Signal probe will comprise a probe designed to hybridize to the 5' portion of the appropriate target sequence and overlap with the Invader probe. TWT's proprietary Cleavase(R) enzymes are designed to recognize the structure created by this overlapping region and cleave the 5' end of the wild-type and mutant probes for use in the Secondary Invader Reaction (described below).

           - The melting temperature (T(m)) of both the wild-type and mutant Signal probes will be estimated. In order to optimize signal generation, a temperature near the T(m) of these probes will be utilized for the both the Primary and Secondary Invader Reactions such that the reaction cycle (hybridization of a Signal probe, cleavage of its 5' end, and release of its remaining 3' portion) will occur rapidly under isothermal conditions.

           The rapid isothermal cycling of the Signal probes allows each copy genomic DNA target to serve as the substrate for multiple Signal probe cleavage events during reaction incubation. The accumulation of 5' fragments of the wild-type Signal probe is directly proportional to the number of wild-type target molecules present in the test sample. Likewise, the accumulation of 5' fragments of the mutant Signal probe is directly proportional to the number of mutant target molecules present in the test sample. Since the Primary and Secondary Invader Reactions will take place simultaneously, the Primary and Secondary Reaction temperature optima will be designed to be compatible.


        3. Secondary Invader Reaction:

           - TWT will design an oligonucleotide that will function as both a Secondary target and a "Secondary Signal" probe in the Secondary Invader Reaction. After cleavage in the Primary Invader Reaction the 5' end of the wild-type and mutant Signal probes from the Primary Invader Reaction will be designed to act as "Secondary Invader" probes in the Secondary Invader Reaction (i.e., the Secondary Signal probe will be designed such that the 3' end of the Secondary

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              Invader probe (5' of the Signal probe from the Primary Invader
              Reaction) will overlap the 5' most region of hybridization of the Secondary Signal probe/Secondary target complex). TWT's proprietary Cleavase enzymes are designed to recognize the structure created by this overlapping region and cleave the 5' end of the Signal probe for subsequent detection. The Secondary Signal probe will be designed to include a quencher dye and fluorescein-phosoramadite label. Due to the proximity of these dyes in the uncleaved Secondary Signal probe, the fluorescein label is quenched by the quencher dye via a FRET mechanism. Cleavage of the 5' end of the Secondary Signal probe between the labels enables spatial separation of the quencher dye and fluorescein allowing detection of the resulting fluorescence.

           - The T(m) of the Secondary Invader probe will be estimated and sequence optimized in order to optimize signal generation, a temperature near the T(m) of the Secondary Invader probe will be utilized for the Invader reaction such that the reaction cycle (hybridization of Secondary Invader probe, cleavage of the 5' end of the Signal probe, release of the remainder of the Secondary Invader probe) will occur rapidly under isothermal conditions.

           As a result of the Secondary Signal/Secondary target complex being present in excess and the rapid isothermal cycling of the Secondary Invader probe allowing each copy of Secondary Invader probe to cause multiple signal generation cleavage events during reaction incubation, the accumulation of 5' fragments of the Secondary Signal probe is directly proportional to the number of Secondary Invader probe molecules generated in the Primary Invader Reaction.


        4. TWT will determine appropriate assay cut-off values for assessment of genotype (wild-type homozygous, mutant homozygous, wild-type/mutant heterozygous) based on fluorescence signal, and appropriate quality control results will be obtained using genomic DNA. The appropriate cut-off values and quality control criteria will be met by each SNP Invader Assay prior to shipment hereunder.

        5. TWT estimates that a minimum of 100ng of genomic DNA will be required in each test sample for detection in the SNP Invader Assay.


STANDARD INVADER REAGENTS include the following:

- HPLC-purified Secondary target/Secondary Signal probe complex oligonucleotide (described above);

-   Cleavase enzyme; and

-   Buffers.

All together in each well of a 96-well (or other mutually agreeable format) microtiter plate.


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SHIPPING SCHEDULE(1):

     SNP INVADER ASSAYS                              SHIPPING DATE
-------------------------------              ---------------------------

1st 31 SNP Invader Assays                      August 23, 1999

next 30 SNP Invader Assays                     August 30, 1999

next 60-70 SNP Invader Assays                  September 6, 1999

next 100 SNP Invader Assays                    September 13, 1999

next 150 SNP Invader Assays                    September 20, 1999

next 200 SNP Invader Assays                    September 27, 1999

next 250 SNP Invader Assays                    Each Monday thereafter until
                                               all SNP Invader Assays have been
                                               delivered.





--------
(1)
Subject to GRL providing the pre-screened Sequence Information and BAC DNA as required for such SNP Invader Assays and termination as set forth in Paragraph 11 of the MOU to which this Exhibit A is attached. In the event of a delay in GRL providing the appropriate Sequence Information and BAC DNA the above shipping schedule will be correspondingly adjusted as mutually agreed by the parties.

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                           SEQUENCE INFORMATION (A-2)
              (to be supplied and updated by GRL from time to time)




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